UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    June 29, 2018

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On June 29, 2018, 4C Acquisition, LLC (“4CA”) and Navajo Transitional Energy Company (“NTEC”) entered into an asset purchase agreement (the “Agreement”) providing for the purchase by NTEC of 4CA’s 7% interest in Units 4 and 5 (the “Interest”) of the Four Corners Power Plant near Farmington, New Mexico (“Four Corners”). 4CA is a wholly-owned subsidiary of Pinnacle West Capital Corporation (“Pinnacle West”). See “Four Corners - Asset Purchase Agreement and Coal Supply Matters” in Part I, Item 2 of the Pinnacle West/Arizona Public Service Company (“APS”) Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (the “10-Q”) for information about the contractual and other circumstances leading to NTEC’s purchase of the Interest.

Completion of the purchase is subject to the receipt of approval by the Federal Energy Regulatory Commission, which is currently pending and is expected in the near future. NTEC will purchase the Interest at 4CA’s book value, approximately $70 million, and will pay 4CA the purchase price over a period of four years pursuant to a secured interest-bearing promissory note. In connection with the purchase by NTEC, Pinnacle West will guarantee certain obligations that NTEC will have to the other owners of Four Corners, such as NTEC’s 7% share of capital expenditures and operating and maintenance expenses. Pinnacle West’s guarantee will be secured by a portion of APS’s payments to be owed to NTEC under NTEC’s agreement to supply coal to the Four Corners owners.

The Agreement was signed concurrent with the settlement of a dispute under the coal supply agreement between NTEC and the Four Corners owners. (For additional information about the dispute, see “Four Corners Coal Supply Agreement - Arbitration” in Note 8 of Combined Notes to Condensed Consolidated Financial Statements in the 10-Q.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: June 29, 2018	By: /s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer